Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 48 dated September 6, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-108

                   5.00% Callable Notes due September 15, 2013

The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $4,790,000.00   Interest Rate:         5.00%

Price to Public:       100%            Issuance Date:         September 9, 2005

Net Proceeds to Trust: $4,722,940.00   Stated Maturity Date:  September 15, 2013

Agent's Discount:      1.40%           Initial Interest
                                         Payment Date:        March 15, 2006
CUSIP Number:          41659FFB5
                                       Interest Payment
Day Count Convention:  30/360            Frequency:           Semi-Annually

Optional Redemption: Yes [X] No [ ]    Regular Record Dates: 15 days prior to
Optional Redemption Date:              any Interest Payment Date.
  September 15, 2007 or any            The Survivor's Option [X] is  [ ]  is not
  Interest Payment Date                available
  thereafter.                            Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%    Individual Put Limitation: $250,000
  Annual Percentage                      Trust Put Limitation: N/A
  Reduction: N/A
  Redemption may be:                   Authorized Denominations: $1,000 integral
    [X] In whole only.                 amounts.
    [ ] In whole or in part.
                                       Special Tax Considerations: None.
Securities Exchange Listing: None.

Other Provisions Relating to the Notes:
None.



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

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:    FA-405108        Interest Rate:        5.00%

Contract Payment:     $4,790,015.00    Effective Date:       September 9, 2005

Deposit Amount :      $4,722,955.00    Stated Maturity Date: September 15, 2013
(if different from                     Initial Interest
  Contract Payment)                      Payment Date:       March  15, 2006
Day Count Convention: 30/360           Interest Payment Frequency: Semi-Annually

Special Tax                            Survivor Option: Under the Funding
  Considerations:     None.                Agreement, Hartford Life
                                           Insurance Company [X] is
Optional Redemption:  Yes [X] No [ ]       [ ] is not required to
Optional Redemption Date:                  provide the Trust with
  September 15, 2007 or any                amounts it needs to honor
  Interest Payment Date thereafter.        valid exercises of the
  Initial Redemption Percentage: 100%      Survivor's Option.
  Annual Percentage Reduction:   N/A
  Redemption may be:                   Other Provisions Relating to the Funding
            [X] In whole only.         Agreement: None.
            [ ] In whole or in part.




Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 9, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of September 9, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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